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                                  EXHIBIT 21

                          MATRIX CAPITAL CORPORATION

                        Subsidiaries of the Registrant

1.  Matrix Financial Services Corporation - Incorporated in Arizona

2.  United Financial, Inc. - Incorporated in Colorado

3. Matrix Capital Bank - Organized pursuant to a Federal savings and loan charter

4.  United Special Services, Inc. - Incorporated in Colorado

5.  United Capital Markets, Inc. - Incorporated in Colorado

6.  The Vintage Group Inc. - Incorporated in Texas

7. Vintage Delaware Holdings, Inc. - Incorporated in Delaware, wholly owned subsidiary of The Vintage Group Inc.

8. Sterling Trust Company - Incorporated in Texas, wholly owned subsidiary of Vintage Delaware Holdings, Inc.

9. First Matrix Investment Services Corp. - Incorporated in Texas, wholly owned subsidiary of Vintage Delaware Holdings, Inc.

10. Matrix Funding Corp. - Incorporated in Colorado, wholly owned subsidiary of Matrix Financial Services Corporation